Corporate Policy Procedure Number H - 3 Page 1 of 5 Effective Date 06/01/2018 Superseded Procedure, Dated 03/03/2015 Organizational Units Affected All Alamo Group Companies, their Employees, Directors and Officers Approved By: Edward T. Rizzuti Insider Information and Trading Policy This Insider Information and Trading Policy (this “Policy”) is a component of the Code of Business Conduct and Ethics Procedures (the “Code”) and sets forth specific policies governing Insider Trading and Tipping for Alamo Group Inc., our subsidiaries or affiliates (collectively, the “Company” or “we”). I. Definitions For purposes of this Policy, each of the following terms has the definition given to it below: “Company President” is a president of an Alamo Group operating company subsidiary. “Director” is a member of the Board of Directors of the Company. “Insider Trading” occurs when an Insider buys or sells shares of Company securities based on material nonpublic information known by such Insider. “Insider” is a Company Director, Section 16 Officer, or Company employee, consultant or agent whose job duties entail access to confidential and/or material nonpublic information about our Company, the knowledge of which would place that person at an advantage in buying, selling or otherwise trading in our Company’s securities. Family members who reside in the same household of Insiders, as well as entities controlled by Insiders are also considered Insiders for the purposes of this policy. In addition, anyone who possesses material nonpublic information is an Insider with respect to that information. “Material nonpublic information” is non-public or confidential information concerning our Company that, if publicly known, would be considered important by a reasonable shareholder, or potential shareholder, in his or her determination of whether to buy or sell the stock of our Company, or information that could reasonably be expected to affect the price of our Company’s stock.

Corporate Policy Procedure Number H - 3 Page 2 of 5 Effective Date 06/01/2018 Superseded Procedure, Dated 03/03/2015 Organizational Units Affected All Alamo Group Companies, their Employees, Directors and Officers Approved By: Edward T. Rizzuti Insider Information and Trading Policy Examples of material nonpublic information include prior knowledge of a significant acquisition or a significant disposition of Company assets or businesses and quarterly financial results prior to public disclosure, especially if such results are significantly better or worse than expected by the investment community. “Section 16 Officer” includes the chief executive officer, chief financial officer, corporate controller, general counsel, each division executive vice-president and any other senior officer of the Company in charge of a division or function who performs policy-making functions for the Company. The Section 16 Officers are annually designated by the Company’s Board of Directors. “Tipping” is disclosing material nonpublic information to persons outside our Company or to unauthorized persons of our Company other than in the ordinary and necessary course of business. II. Purpose The purpose of this Policy is to promote compliance with federal securities laws and to prohibit Insider Trading and Tipping by Insiders worldwide. III. General Policy Securities laws generally seek to encourage and protect a free and fair trading market, which requires that everyone operate with the same amount and type of information. Insider Trading and Tipping are unlawful and against our policies. The following trading and disclosure restrictions apply to all of our Insiders:  If you have material nonpublic information regarding any other company that you obtained from your employment or relationship with us, you must not trade or advise anyone else to trade in the securities of such other company until such information has been publicly disclosed.

Corporate Policy Procedure Number H - 3 Page 3 of 5 Effective Date 06/01/2018 Superseded Procedure, Dated 03/03/2015 Organizational Units Affected All Alamo Group Companies, their Employees, Directors and Officers Approved By: Edward T. Rizzuti Insider Information and Trading Policy  Directors and Section 16 Officers are not allowed to buy or sell Alamo Group stock during each period that begins upon the completion of a fiscal quarter until three (3) full trading days after the public release of the related quarterly earnings announcement. All Directors and Section 16 Officers must notify and obtain the approval of the Vice President, General Counsel & Secretary or other member of Corporate Senior Management prior to any buying or selling transaction.  Company Presidents are not allowed to buy or sell Alamo Group stock within 10 trading days prior to or three (3) full trading days after a quarterly earnings announcement. All Company Presidents must notify and obtain the approval of the Vice President, General Counsel & Secretary or other member of Corporate Senior Management prior to any buying or selling transaction.  Do not share material nonpublic information with people in our Company whose job duties do not require them to have such information.  Do not disclose any nonpublic information, material or otherwise, concerning our Company, or any other company to anyone outside our Company unless (i) disclosure is required as part of your duties and (ii) the person receiving the information has a reason to know the information for legitimate Company business purposes. Trading on material nonpublic information is illegal and can result in significant civil and/or criminal penalties. IV. Transactions Covered by this Policy This Policy applies to any purchase or sale of our securities (or securities of any other company as discussed in III. above), including our common stock, options to purchase our common stock, any other type of securities that we may issue, such as preferred stock, convertible notes and warrants, as well as exchange-traded options, other derivative securities, and puts, calls and short sales involving our securities.

Corporate Policy Procedure Number H - 3 Page 4 of 5 Effective Date 06/01/2018 Superseded Procedure, Dated 03/03/2015 Organizational Units Affected All Alamo Group Companies, their Employees, Directors and Officers Approved By: Edward T. Rizzuti Insider Information and Trading Policy Exercises of stock options issued under the Company’s equity incentive plans are not prohibited by this Policy. Stock option exercises are discussed in this Policy under the heading “Exceptions to this Policy for Stock Option Exercises.” In addition, trading in our securities is not prohibited by this Policy if the trades are conducted pursuant to a pre-arranged trading plan that meets certain conditions. These types of plans are discussed in this Policy under the heading “Exceptions to this Policy for Trades Pursuant to Pre-Arranged Trading Plans.” V. Unauthorized Disclosure of Information We are subject to laws that govern the timing of our disclosures of material information to the public and others. Our policies provide that only certain designated employees may discuss our Company with the news media, securities analysts, and investors. All inquiries from outsiders regarding material nonpublic information about our Company should be forwarded to either the Executive Vice President & CFO, the Vice President, General Counsel & Secretary, or another senior corporate officer. Accordingly, when an inquiry is made by an outsider, the following response is generally appropriate: “As to these types of matters, the Company’s spokesperson is our Executive Vice President & CFO. If there is any comment, he would be the one to contact. If he is not available, another corporate officer may be contacted.” VI. Exceptions to this Policy for Stock Option Exercises This Policy does not apply to an Insider’s exercise of that Insider’s stock options that have been issued under the Company’s equity incentive plan(s). It also does not apply to an Insider’s election to have our Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to sales of shares received upon exercise of an option, including any broker-assisted cashless exercise of an option.

Corporate Policy Procedure Number H - 3 Page 5 of 5 Effective Date 06/01/2018 Superseded Procedure, Dated 03/03/2015 Organizational Units Affected All Alamo Group Companies, their Employees, Directors and Officers Approved By: Edward T. Rizzuti Insider Information and Trading Policy VII. Exceptions to this Policy for Pre-Arranged Trading Plans The trading restrictions in this Policy do not apply to trading in our securities if the trades occur pursuant to a prearranged trading plan that has been pre-cleared by our Vice President, General Counsel & Secretary. SEC rule, Rule 10b5-1(c), provides a defense from Insider Trading liability for trades that occur pursuant to a pre-arranged “trading plan” that meets certain specified conditions. As an Insider, you must pre-clear any such trading plan with our Vice President, General Counsel & Secretary and you must enter into the trading plan at a time when you are not aware of any material nonpublic information. As a condition to the approval of any such plan, the Vice President, General Counsel & Secretary may require the inclusion in the plan of any provisions deemed necessary or advisable to comply with the law and our policies. Any changes to a trading plan must also be approved by the Vice President, General Counsel & Secretary before any further transactions can be effected pursuant to such trading plan. VIII. Compliance, Monitoring, Reporting, Investigations and Discipline If you have a question about this Policy or whether it applies to a particular transaction, contact our Vice President, General Counsel & Secretary. Alleged violations of this Policy should be reported using the reporting procedures set forth in the Confidential Reporting of Potential or Actual Code Violations Procedure (the “Reporting System”).